Exhibit 99.1

SHIRE PLC

RULES OF THE SHIRE GLOBAL EMPLOYEE STOCK PURCHASE PLAN

Shareholders’ Approval:	[●] April 2015
Directors’ Adoption:	[●] 2015
Expiry Date:	[●] April 2025

Table of Contents

Contents		Page
1	Introduction	1
2	Definitions	1
3	Eligibility	3
4	Invitations	3
5	Applying to join the Plan	4
6	Contributions	5
7	Option Price	7
8	Grant of Options	7
9	Plan limits	8
10	Scaling down	8
11	Leaving employment	9
12	Exercise of Options	10
13	Takeovers and other corporate events	11
14	Changing the Plan	12
15	General	13
16	Country-specific Sub-Plans	17
Schedule 1 Sub-Plan (USA)		18
Schedule 2 Sub-Plan (Canada)		23

i

The Shire Global Employee Stock Purchase Plan

1	Introduction

The purpose of the Plan is to provide employees of Participating Companies with the opportunity to acquire Stock or an interest in Stock.

Employees who participate in the Plan are granted an Option to purchase Stock at the end of the specified Offering Period.

2	Definitions

In these rules:

“Acquiring Company” means a person who has or obtains control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company.

“ADS” means an American Depository Share, being an authorised depository security representing an amount of Stock and being evidenced by an authorised depository receipt and quoted on NASDAQ.

“Business Day” means, in respect of the Stock traded on the London Stock Exchange or the NASDAQ, any day on which the relevant exchange is open for the transaction of business.

“Committee” means the remuneration committee of the board of directors of the Company or any duly authorised person or group of persons.

“Company” means Shire plc, a public limited company incorporated under the laws of Jersey with registered number 99854.

“Compensation” means all such remuneration paid or made available by a Participating Company as determined by the Committee generally or on an individual country basis.

“Contribution” means the amount of after-tax payroll deduction an employee has agreed to make to the Plan to purchase Stock, as set out in the application to join the Plan or in any subsequent change of contribution form.

“Eligible Employee” means an employee who meets the requirements in rule 3 (Eligibility) and as specified in the invitation to participate in the Offering Period.

“Exercise Date” means the date at the end of the Offering Period, as specified by the Committee in the invitation, at which time a duly submitted exercise notice pursuant to rule 12.1 (Exercise) will take effect.

“Grant Date” means a date determined by the Committee for the grant of an Option.

“Group” means:

(i)	the Company;

(ii)	the Company’s Subsidiaries from time to time; or

(iii)	any other company which is associated with the Company and is so designated by the Committee.

“Offering Period” means the period of time specified in the invitation beginning on the Grant Date and ending on the Exercise Date, or such earlier date as may be established under rule 11.3 (Death), during which the Participant is required to make Contributions (savings period).

“Option” means a right to acquire Stock granted under the Plan.

“Option Price” means the amount payable on the exercise of an Option calculated as described in rule 7 (Option Price).

“Participant” means a person holding an Option, including his or her Representative.

“Participating Company” means a company within the Group which has been designated by the Committee to participate in the Plan.

“Plan” means this plan known as the Shire Global Employee Stock Purchase Plan 2015.

“Representative” means the person entitled to acquire, or direct the acquisition of, the Options and/or Contributions under the Participant’s will or the laws of intestate succession.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Stock” means a fully paid ordinary share in the capital of the Company and, unless the context otherwise requires, includes ADSs.

“Sub-Plan” means any employee stock purchase plan established in accordance with rule 16 (Country-specific Sub-Plans).

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Articles 2 and 2A of the Companies (Jersey) Law 1991.

“Takeover” means:

(i)
a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company as the result of a general offer to acquire shares in the Company becoming wholly unconditional;

(ii)
a court sanctioning a compromise or arrangement in connection with the acquisition of shares in the Company under Article 125 of the Companies (Jersey) Law 1991 or equivalent procedure under local legislation; or

(iii)	a person (or a group of persons acting in concert) obtaining control (within the meaning of Section 995 of the Income Tax Act 2007) of the Company in any other way.

3	Eligibility

A person is an Eligible Employee if, on the Grant Date, they:

(i)	are an employee, including an officer or director, of a Participating Company;

(ii)	have such qualifying period of continuous service (if any) as determined by the Committee; and

(iii)	satisfy any other conditions as determined by the Committee from time to time.

4	Invitations

4.1	Operation

The Committee has discretion to decide whether the Plan will be operated. When the Committee operates the Plan, it has complete discretion to determine which Eligible Employees are to be invited to participate in the Plan.

The invitation will generally have effect in respect of one Offering Period under the Plan, unless the Committee determines that the invitation will have effect in respect of successive Offering Periods.

4.2	Timing of invitations

4.2.1	Invitations may only be made within 42 days, starting on any of the following:

(i)	the date of shareholder approval of the Plan;

(ii)	the day after the announcement of the Company’s results for any period;

(iii)	the date of the Company’s annual general meeting or any general meeting;

(iv)	any day on which the Committee resolves that exceptional circumstances exist which justify the making of invitations; or

(v)	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made.

4.2.2	No Options may be granted after the 10th anniversary of the date on which the Plan was approved by the Company in general meeting or such earlier date as the Committee may specify.

4.3	Form of invitation

The invitation will be provided in writing or electronically and will specify:

4.3.1	any eligibility conditions referred to in rule 3 (Eligibility);

4.3.2	how applications must be submitted and the closing date for applying to join the Plan;

4.3.3	the Grant Date;

4.3.4	the Option Price or how it is to be calculated;

4.3.5	the Offering Period;

4.3.6	the maximum amount, if any, of Stock subject to an Option determined by reference to:

(i)	the Participant;

(ii)	the relevant Offering Period; and/or

(iii)	the relevant Offering Period under the Sub-Plans;

4.3.7	the maximum and minimum permitted Contribution which can be specified in any currency or as a percentage of the Participant’s Compensation (and, where relevant, how this is calculated);

4.3.8	when and/or how frequently the payroll deductions will be made;

4.3.9	the Exercise Date; and

4.3.10	any other terms consistent with the rules of the Plan.

5	Applying to join the Plan

5.1	Form of application

To join the Plan, the Eligible Employee must submit an application (in writing or electronically) in a form specified by the Committee. The application must state:

5.1.1	the Contribution the Eligible Employee wishes to make; and

5.1.2	that the proposed Contribution, when added to any other contributions he makes under the Plan and any Sub-Plan, will not exceed any such maximum as the Committee may set out in the invitation.

An application in the form determined by the Committee which is improperly completed or late may be rejected.

5.2	Successive Offering Periods

Where the invitation applies to successive Offering Periods and the Committee so determines, the Participant’s application will be deemed to apply in respect of such successive Offering Periods, unless the Participant withdraws from an Offering Period under rule 6.3 (Withdrawal from an Offering Period).

5.3	Incorporation of terms

The terms of each Offering Period will include, through incorporation by reference, the provisions of this Plan.

6	Contributions

6.1	Making Contributions

6.1.1
Subject to any maximum or minimum permitted Contributions as set out in the invitation, the Participant’s elected Contributions will be deducted from the Participant’s Compensation on each pay date during an Offering Period (subject to any withdrawal from the Offering Period) or on such other dates as the Committee may decide.

6.1.2	Where local rules prohibit deductions from Compensation, the Participant may be permitted to make regular cash or other payments on such terms as the Committee determines.

6.1.3	Contributions will be converted into the applicable currency, as required, on such date(s) and at such price or by such method as determined by the Committee.

6.1.4	If accumulated Contributions exceed any maximum limit, the excess amount will be returned to the Participant as soon as practicable.

6.1.5	All Contributions are made after deductions for tax and social security contributions, as applicable.

6.2	Missed Contributions

In the event that Contributions cannot be made for a period for any reason, the Participant may be permitted to make up any missed Contributions. The Company will prescribe the circumstance in which the Participant may be invited to make up missed Contributions and will notify the Participant of the terms of doing so. The Participant may only make up missed Contributions prior to the end of the Offering Period in which such Contributions were missed (or any earlier time determined by the Company).

6.3	Withdrawal from an Offering Period

A Participant may request to withdraw from an Offering Period at any time prior to the Exercise Date by notifying the Company in the form and manner designated by the Committee. The request will take effect no later than fifteen (15) Business Days following the Company’s receipt of the request. For the avoidance of doubt, the Company is not obliged to process a request to withdraw from an Offering Period if the request is submitted less than fifteen (15) Business Days prior to an Exercise Date. If not processed prior to the relevant Exercise Date, the request will take effect in respect of any succeeding Offering Period.

All of the Participant’s Contributions credited to their account will be repaid no later than 60 days after receipt of the notice to withdraw and the Participant’s Option for the current Offering Period will be terminated. No further Contributions for the purchase of Stock will be permitted or made during the Offering Period.

A Participant’s withdrawal from an Offering Period will not have any effect upon his eligibility to participate in the next Offering Period.

6.4	The account

The Contributions will be credited to a bookkeeping account for the Participant and may be deposited with the general funds of the Company or the Participating Company or, if the Committee so decides, with a banking institution or custodian as designated by the Committee. If the money is deposited in an interest bearing account, and if the Committee so decides, interest may be credited to the Participant’s account under the Plan at the rate credited from time to time by the bank in which the funds are deposited or such other rate as determined by the Committee.

6.5	Approved leave of absence

During an approved leave of absence, a Participant may continue to participate in the Plan but may:

6.5.1	elect to suspend Contributions during such leave period by notifying the Company in accordance with rule 6.2 (Missed Contributions); and

6.5.2	elect to make up any missed Contributions by providing the applicable amount in cash to the Company, in accordance with such procedures as the Company may establish from time to time.

For the purposes of this rule 6.5, “approved leave of absence” means an employee’s leave of absence (which includes military leave, maternity leave or sick leave) with the prior approval of an authorised person of his/her employer during which period the employee’s employment relationship is treated as continuing for the purposes of the Plan.

6.6	Currency conversion

The Committee will determine whether the Contributions will be converted into any relevant currency as soon as possible after Contributions have been made, or at the end of the Offering Period. Such determination can be made on a country-by-country basis or by reference to any other criteria which the Committee deems relevant.

7	Option Price

7.1	Determining the Option Price

7.1.1
The Committee will determine the Option Price (or methodology by which it shall be determined) at the beginning of the Offering Period (or, where the application applies in respect of successive Offering Periods, the methodology applied at the beginning of the first Offering Period).

7.1.2	The Option Price must not be less than 85 per cent. of the Fair Market Value of a share in the Company at:

(i)	the Grant Date;

(ii)	the Exercise Date; or

(iii)	the Grant Date or the Exercise Date, whichever is lower.

7.1.3	The Option Price will be determined in pounds sterling or US dollars, unless the Committee determines otherwise.

7.2	Fair Market Value

“Fair Market Value” on any particular day means the closing middle-market price at which transactions in Stock take place on the London Stock Exchange, or, in the case of ADSs, the NASDAQ, on the preceding Business Day.

If no price is reported for a particular date, “Fair Market Value” will be the closing middle-market price at which transactions in Stock take place on the closest preceding Business Day for which such price is available unless otherwise determined by the Committee. If the Stock is listed on any established stock exchange or a national market system (but it is not listed on the London Stock Exchange, or, in the case of ADSs, the NASDAQ), the “Fair Market Value” shall be the closing selling price for the Stock, as quoted on such exchange (or the exchange with the greatest volume of trading in Stock) or system on the date of such determination, as reported in the Wall Street Journal or such other source as the Committee deems reliable. If the Stock is no longer listed on an established market, the Fair Market Value will be determined in good faith by the Committee.

8	Grant of Options

8.1	Grant

Unless there has been scaling down as described in rule 10 (Scaling down), or the Committee decides not to proceed with an Offering Period, the Committee will, on the Grant Date, grant to each Eligible Employee who has submitted and not withdrawn a valid application an Option to acquire, at the Option Price, such amount of Stock for which the Eligible Employee is deemed to have applied (as determined by the Company on the Exercise Date) based on the amount of the Contributions made during the Offering Period.

The Committee will not grant an Option to anyone who is not an Eligible Employee on the Grant Date. If such an Option is granted, the grant will be void.

8.2	Correction

Any grant of Options in excess of the limit in rule 9 (Plan limits) may be adjusted in any way so as not to exceed that limit.

8.3	Transferability

Options shall only be exercisable, during the Participant’s lifetime, by the Participant.  Unless transferred by will or the applicable laws of descent and distribution, Options are not transferable.

9	Plan limits

An Option must not be granted if the amount of Stock committed to be issued under that Option exceeds 10 per cent of the ordinary share capital of the Company in issue immediately before that day, when added to the amount of Stock which has been issued, or committed to be issued, to satisfy Options under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years.

When calculating this limit, Stock will be ignored where the right to acquire it has been released or has lapsed.

As long as so required by institutional shareholders, Stock transferred from treasury is counted as part of the ordinary share capital of the Company and as Stock issued by the Company.

10	Scaling down

10.1	Method

If valid applications are received for an amount of Stock in excess of any maximum specified in the invitation under rule 4.3 (Form of invitation) or any limit under rule 9 (Plan Limits), the Committee will scale down applications by choosing one or more of the following methods:

10.1.1	reducing the proposed Contributions by the same proportion to an amount not less than the minimum specified in the invitation;

10.1.2	reducing the proposed Contributions to a maximum amount chosen by the Committee, which must not be less than the minimum specified in the invitation; or

10.1.3	any other method which the Committee decides is fair and reasonable.

10.2	Insufficient Stock

If, having scaled down as described in rule 10 (Scaling down), the amount of Stock available is insufficient to enable Options to be granted to all Eligible Employees who have submitted valid applications, the Committee may decide not to grant any Options.

11	Leaving employment

11.1	General rule on leaving employment

An Option lapses immediately if a Participant ceases to be employed by a member of the Group. The Contributions credited to his or her account will be returned to him or her as soon as possible and in no event later than 30 days following the date of ceasing employment or transfer (as appropriate).

11.2	Country re-location

Unless the Committee decides otherwise, if a Participant’s employment is transferred from a Participating Company located in one country to a member of the Group located in another country (as determined by the Committee), then no further Contributions will be made in respect of the existing Offering Period. Any Contributions held in the Participant’s account in respect of the existing Offering Period will be used to exercise the Option on the Exercise Date in accordance with rule 12 (Exercise of Options) unless the Participant withdraws from the Offering Period under rule 6.3 (Withdrawal from an Offering Period). Eligibility to participate in a new Offering Period in the relevant country will be determined in accordance with rule 3 (Eligibility) as applied to the Plan in that country.

11.3	Death

11.3.1
If a Participant dies, unless the Representative withdraws the Contributions as described in rule 6.3 (Withdrawal from an Offering Period), the Committee will determine whether the Option will be exercised on the Participant’s behalf or whether the Contributions will be returned to the Representative.

11.3.2
If the Committee determines that the Option will be exercised, the Option will be exercised on the earlier of the Exercise Date or the 90th day after the Participant’s death. The maximum amount of Stock that may be acquired will be such amount as can be purchased at the Option Price with the accumulated Contributions at the date of death.

11.3.3
The Company may allow Participants to designate a beneficiary to receive the Contributions credited to the Participant’s account and any Stock issued pursuant to the Plan which is held by a custodian on behalf of the Participant in the event of the Participant’s death, in accordance with such rules as it shall establish from time to time.

12	Exercise of Options

12.1	Exercise

12.1.1
Unless a Participant withdraws from the Offering Period as provided for in rule 6.3 (Withdrawal from an Offering Period), the Participant may exercise the Option, effective as of the Exercise Date, by giving notice to the Company in the prescribed form (which may be in writing or electronically) and within a prescribed period. Exercise notices not submitted in the prescribed form or within the prescribed period will be of no effect and the Option will lapse unexercised on the Exercise Date.

12.1.2	Notwithstanding rule 12.1.1, the Company may stipulate in the invitation that Options will be exercised automatically, effective as of each Exercise Date, without any action by the Participant.

12.1.3
Within 14 days of the Exercise Date, the Company will arrange for the relevant amount of Stock to be purchased at the applicable Option Price with the accumulated Contributions. Where applicable, the Contributions will be converted into the relevant currency as provided in rule 6.6 (Currency conversion).

12.1.4
The Option will be exercised only using funds equal to or less than the Contributions accumulated up until the Exercise Date. Any surplus in the account which is not used to purchase Stock, or which is insufficient to purchase a whole share in the Company, will either be paid directly to the Participant in cash or carried forward to any successive Offering Periods, in either case, pursuant to rules established from time to time.

12.2	Cash or net-settled Options

The Committee may determine, on the Grant Date or at any time after that, effective as of the Exercise Date, that the Participant will:

12.2.1
retain the Contributions (in which case the Committee may require the Participant to show evidence of the amount of Contributions made as a condition of making any payment or transfer of Stock under rule 12.2.2) or receive a refund of the Contributions in the account; and

12.2.2	subject to rule 15.4 (Withholding), receive an amount in cash or Stock equal to the value of the “gain” had the Option been exercised using the amount of Contributions as of the Exercise Date.

The gain will be calculated as the difference between the Option Price and the Fair Market Value, as defined in rule 7.2 (Fair Market Value), on the Exercise Date, multiplied by the amount of Stock the Participant could have acquired with the Contributions on the Exercise Date. Any residual Contributions in the account will be treated in accordance with rule 12.1.4.

12.3	Lapse

An Option will lapse on the earliest of the dates specified below:

12.3.1	the date on which the Participant ceases to be employed by a member of the Group;

12.3.2	the date on which the Company receives a notice from the Participant under rule 6.3 (Withdrawal from an Offering Period) that he or she intends to withdraw from the Plan;

12.3.3	the date on which the Participant stops making Contributions except in accordance with rule 6.2 (Missed Contributions); and

12.3.4	the date at the end of any period set out in rule 13.1 (Takeovers and other corporate events), if applicable.

13	Takeovers and other corporate events

13.1	Takeovers

Upon the occurrence of a Takeover, notwithstanding that an Exercise Date at the end of an Offering Period may not have occurred, the Committee may, in their discretion, decide that:

13.1.1	all outstanding Options shall be automatically exercised immediately prior to and conditional upon such Takeover;

13.1.2	all outstanding Options shall be exchanged in accordance with rule 13.4 (Option exchange); or

13.1.3	the Participants’ accumulated Contributions and any interest (if applicable) will be returned to the Participant and the Options will be cancelled.

13.2	Reorganisations

If:

13.2.1
the shareholders of the Acquiring Company (as defined below), immediately after a Takeover, are substantially the same as the shareholders of the Company immediately before then or the Takeover by the Acquiring Company amounts to a merger with the Company; and

13.2.2	the Acquiring Company agrees to the exchange of Options,

then Options will not be automatically exercised immediately prior to the Takeover but will be exchanged for Options over shares in the Acquiring Company in accordance with rule 13.4 (Option exchange).

13.3	Adjustment of Options

If there is:

13.3.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

13.3.2	a demerger (in whatever form) or exempt distribution by virtue of Section 1075 of the Corporation Tax Act 2010;

13.3.3	a special dividend or distribution; or

13.3.4	any other corporate event which might affect the current or future value of any Option,

the Committee may adjust the amount or class of Stock or securities subject to the Option and the Option Price. The adjusted total Option Price must be as near as possible to, and must not exceed, the expected Contributions at the Exercise Date. The Option Price may not be adjusted to less than nominal value.

13.4	Option exchange

Where an Option is to be exchanged, the Participant will be granted a new Option to replace it on the following terms:

13.4.1	the new Option will be equivalent to the original Option;

13.4.2	the new Option will be treated as having been granted at the same time as the original Option and be exercisable in the same manner and at the same time;

13.4.3	the new Option will be subject to the rules of the Plan as they last had effect in relation to the original Option;

13.4.4
with effect from the exchange, the Plan rules will be construed in relation to the new Option as if references to Stock were references to the stock over which the new Option is granted and references to the Company were references to a company designated by the Committee; and

13.4.5	apart from the grant of the new Option under an exchange, the Acquiring Company must not grant Options under the Plan.

13.5	Composition of the Committee

In this rule 13, “Committee” means those people who were members of the remuneration committee of the Company immediately before the event by virtue of which it applies.

14	Changing the Plan

14.1	Committee’s powers

Except as described in the rest of this rule 14, the Committee may at any time change the Plan (including the terms of any Option already granted) in any way.

14.2	Shareholder approval

14.2.1
Except as described in rule 14.2.2, the Company in a general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	eligibility;

(ii)	the limits on the amount of Stock which may be issued under the Plan and any Sub-Plan;

(iii)
the basis for determining a Participant's entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(iv)	the terms of this rule 14.

14.2.2	The Committee can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

14.3	Notice

The Committee is not required to give Participants notice of any changes.

15	General

15.1	Terms of employment

15.1.1
This rule 15.1 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful. “Employee”, for the purposes of this rule 15.1, means any employee (including officer or director) of a member of the Group.

15.1.2
Nothing in the rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employees and their employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

15.1.3
No Employee has a right to participate in the Plan. Participation in the Plan or the grant of Options on a particular basis in any Offering Period does not create any right to or expectation of participation in the Plan or the grant of Options on the same basis, or at all, in any future Offering Period.

15.1.4	The terms of the Plan do not entitle the Employee to the exercise of any discretion in their favour.

15.1.5
The Employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and their employer.

15.1.6	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)	any exercise of a discretion or a decision taken in relation to an Option or to the Plan, or any failure to exercise a discretion or take a decision; and

(iii)	the operation, suspension, termination or amendment of the Plan.

15.2	Committee’s decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to an Option or matter relating to the Plan will be final, binding and conclusive on all persons and entities.

15.3	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable the trust or him/her to acquire Stock for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by applicable law.

15.4	Withholding

Unless the Participant discharges the liability him/herself, the Company, any employing company or the trustee of any employee benefit trust may withhold any amount and make any arrangements as it considers necessary to meet any liability of the Participant to taxation or social security contributions in respect of Options. These arrangements include the sale of any Stock on behalf of a Participant.

15.5	Documents sent to shareholders

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Stock (unless otherwise required by law).

15.6	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participating Company or any other member of the Group to bear the costs in respect of an Option (including for example, any trading or other working costs) to that Participant.

15.7	Data protection

By participating in the Plan, the Participant consents to the holding and processing of personal information provided by the Participant to any member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

15.7.1	administering and maintaining Participant records;

15.7.2	providing information to Participating Companies, other members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

15.7.3	providing information to future purchasers or merger partners of the Company, a Participating Company, or the business in which the Participant works; and

15.7.4	transferring information about the Participant to a country or territory that may not provide the same statutory protection for the information as the Participant’s home country.

The Participant is entitled, on payment of a fee, to a copy of the personal information held about him or her, and if anything is inaccurate the Participant has the right to have it corrected.

15.8	Consents

All allotments, issues and transfers of Stock will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in any relevant country. The Participant is responsible for complying with any requirements they need to fulfil in order to obtain or avoid the necessity for any such consent.

15.9	Stock rights

Stock issued to satisfy Options under the Plan will rank equally in all respects with the Stock in issue on the date of allotment. It will not rank for any rights attaching to Stock by reference to a record date preceding the date of allotment. Where Stock is transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Stock by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

15.10	Listing

If and so long as the Stock is listed and traded on a public market, the Company will apply for listing of any Stock issued under the Plan as soon as practicable.

15.11	Notices

15.11.1
Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any intranet.

15.11.2
Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Committee or duly appointed agent may decide and notify Participants.

15.11.3
Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

15.12	Administration

The Committee will administer the Plan. Subject to the provisions of the Plan, the Committee has the power:

15.12.1	to determine when and how Options to acquire Stock will be granted and the provisions applicable to each Offering Period;

15.12.2	to convert, when necessary, any Contributions or Option Price into the relevant currency based on a currency exchange rate that it selects for such purpose;

15.12.3	to designate from time to time which Subsidiaries shall become Participating Companies; and

15.12.4
to construe and interpret the Plan and Options granted under the Plan, and to establish, amend and revoke rules and regulations for the administration of the Plan. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan.

15.13	Governing law and jurisdiction

English law governs the Plan and all Options and their construction. The English courts have exclusive jurisdiction in respect of disputes arising under or in connection with the Plan or any Option.

16	Country-specific Sub-Plans

16.1	Establishing Sub-Plans

The Committee may establish plans to operate in specific jurisdictions, either by scheduling Sub-Plans to the Plan, or adopting stand-alone Sub-Plans in accordance with the authority given by shareholders. This includes:

16.1.1	designating from time to time which Subsidiaries of the Company will participate in a particular Sub-Plan;

16.1.2	determining procedures for eligible employees to enrol in or withdraw from a Sub-Plan, setting or changing payroll deduction percentages, and obtaining necessary tax withholdings; and

16.1.3	allocating the available Stock to the Sub-Plans.

16.2	Local laws

If, in the opinion of the Committee, local laws or regulations cause participation in the Plan or any Sub-Plan to become unduly onerous for the Company, a Participating Company or a Participant, any relevant Options will not be exercised and all accumulated Contributions will be returned to the relevant Participants with interest, as applicable. No right to compensation for loss of benefit will arise as a result of such an event.

Schedule 1

Sub-Plan (USA)

Pursuant to rule 16 (Country-specific Sub-Plans) of the Plan, this Sub-Plan (USA) shall vary the terms of the Plan in respect of Eligible Employees employed by a Participating Company which is located in the USA.

The provisions set out in this Sub-Plan (USA) shall apply exclusively to this Sub-Plan (USA) and any Options granted under it. In the event of any conflict between the provisions of the Plan and this Sub-Plan (USA), the provisions of this Sub-Plan (USA) shall take precedence.

1	USA tax-qualified employee stock purchase plan

This Sub-Plan (USA) is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. The provisions of this Sub-Plan (USA) will be construed so as to extend and limit participation in a manner consistent with that section of the Code.

2	Definitions

Capitalised terms in this Sub-Plan (USA) will have the same meaning as given to them in the Plan unless otherwise defined in this Sub-Plan (USA). In addition, the following definitions apply to this Sub-Plan (USA):

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Parent” means a corporation which is a “parent corporation” of the Company within the meaning of Section 424(e) of the Code.

“Participating Company” means the Company or a Parent or Subsidiary of the Company which has been designated by the Company to participate in the Plan, provided that the Committee may in its discretion exclude (at any time or from time to time) one or more such Subsidiaries or Parent from participating in an Offering Period, in which case such excluded Subsidiary or Parent shall not be a "Participating Company" under the Plan with respect to such Offering Period.

“Subsidiary” means a corporation which is a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

3	Eligibility

Rule 3 (Eligibility) of the Plan is deleted and replaced by the following:

“3.1 Eligible Employees

A person will be eligible to participate only if they:

3.1.1	are employed for the purposes of Section 423(b)(1) and Section 423(b)(4) of the Code by a Participating Company, including officers, on the Grant Date; and

3.1.2	have such qualifying period (if any) of continuous service (not exceeding two years prior to the Grant Date) as the Committee may from time to time determine.

To the extent permitted by Code Section 423 and the regulations thereunder, the Committee may also exclude other employees from participation in this Sub-Plan (USA) with respect to an Offering Period.

3.2	Restrictions on eligibility

A person who would otherwise qualify as an Eligible Employee under rule 3.1 will not be eligible for the grant of any Options if, immediately after the grant of an Option, the person owns Stock possessing 5 per cent. or more of the total combined voting power or value of all classes of Stock or stock of any Subsidiary or Parent. For the purpose of this rule 3.2, the rules of Sections 424(d) and 423 of the Code apply in determining the stock ownership of any employee, and the maximum number of shares of Stock which he or she may acquire under the Plan during the relevant Offering Period will be treated as Stock owned by the person.

4	Invitations

The first paragraph of rule 4.1 (Operation) of the Plan is deleted and replaced by the following:

“4.1       Operation

The Committee has discretion to decide whether the Sub-Plan (USA) will be operated. When the Committee operates the Sub-Plan (USA), any individual who qualifies as an Eligible Employee may elect to become a Participant in the Plan for the applicable Offering Period.”

The following rules are added to the end of rule 4.3 (Form of invitation):

“4.3.11	the length of the Offering Period must not exceed 27 months beginning with the Grant Date; and

4.3.12
the invitation and terms of participation must comply with the requirements of Section 423(b)(5) of the Code so that all employees of the Participating Company participating in an offering have the same rights and privileges within the meaning of Section 423(b)(5) of the Code.”

5	Applying to join the Plan

The following rule is added to the end of rule 5.1 (Form of application):

“5.1.3
that the proposed Contribution, when added to any contributions the Eligible Employee makes under any other stock purchase plans of the Company, its Subsidiaries or its Parent that are qualified under Section 423 of the Code, will not exceed the maximum permitted under Section 423 of the Code.”

6	Contributions

The following paragraph is added to the end of rule 6.5 (Approved leave of absence):

“However, if the period of leave exceeds 90 days and the Participant’s right to re-employment is not guaranteed either by statute or by contract, the employment relationship is deemed to terminate for the purposes of the Sub-Plan (USA) on the first day immediately following such 90-day period.”

The following rule is added to the end of rule 6 (Contributions):

“6.7      Compliance with Section 423

A Participant’s Contributions will be decreased to zero at any time, to the extent necessary to comply with Section 423(b)(8) of the Code and rule 8.4 of the Sub-Plan (USA) (Limit on participation under the Sub-Plan (USA)).”

9	Option Price

For the purposes of Options granted under this Sub-Plan (USA), the Option Price must be stated as a percentage of the Fair Market Value or as a US dollar amount.

10	Grant of Options

The following rule is added to the end of rule 8 (Grant of Options):

“8.4       Limit on participation under the Sub-Plan (USA)

8.4.1
No Eligible Employee may be granted an Option which permits that Eligible Employee’s rights to purchase stock under all plans of the Company, any Subsidiary or Parent that are qualified under Section 423 of the Code to exceed, within the meaning of Section 423(b)(8) of the Code, US$25,000 of the Fair Market Value of such stock, determined at the Grant Date, for each calendar year in which such Option is outstanding at any time.

8.4.2
The maximum amount of Stock an Eligible Employee may purchase throughout the duration of an Offering Period shall not exceed 450 shares in the Company (subject to adjustment pursuant to rule 13.3 (Adjustment of Options)).

8.4.3	To the extent necessary to comply with this requirement, the Committee may:

(i)	cause a Participant’s Contributions to be decreased or discontinued in respect of any Offering Period;

(ii)	decrease the amount of Stock subject to an Option in respect of any Offering Period; or

(iii)	take other actions it considers necessary to ensure compliance with Section 423 of the Code.”

11	Plan limits

The following paragraph is added to the end of rule 9 (Plan limits):

“Stock that may be issued or sold pursuant to Options granted under the Sub-Plan (USA) shall not exceed in the aggregate 10 million (10,000,000) shares in the Company. This number is subject to the provisions of rule 13.3 (Adjustment of Options).”

12	Leaving Employment

The following is added to the end of rule 11.1 (General rule on leaving employment) of the Plan:

“Notwithstanding anything contained herein to the contrary, a Participant will be treated as “leaving employment” when he or she ceases to be employed by the Company, a Parent, or Subsidiary.”

13	Exercise of Options

Rule 12.2 (Cash or net-settled Options) of the Plan is deleted and does not apply to the Sub-Plan (USA).

14	Lapse

Rule 12.1.3 is hereby restated as follows:

“the date on which the Participant ceases to be employed by a by the Company, a Parent, or Subsidiary.”

15	Exercise of Options

The following rule is added to the end of rule 12 (Exercise of Options):

“12.4     Registration compliance

No Option may be exercised unless the Stock to be issued or transferred upon exercise is covered by an effective registration statement pursuant to the Securities Act or is eligible for an exemption from the registration requirements, and the Sub-Plan (USA) is in compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Sub-Plan (USA).

If, on an Exercise Date during any Offering Period, the Stock is not registered or exempt or the Sub-Plan (USA) is not in such compliance, no Options granted under the Sub-Plan (USA) shall be exercised on the Exercise Date. The Exercise Date will be delayed until the Stock is subject to such an effective registration statement or exempt, and the Sub-Plan (USA) is in such compliance. The Exercise Date will in no event be more than 27 months from the Grant Date.

If, on the Exercise Date under any Offering Period, as delayed to the maximum extent permissible, the Stock is not registered or exempt, or the Sub-Plan (USA) is not in such compliance, no Options will be exercised, and all Contributions accumulated during the Offering Period (reduced to the extent, if any, such Contributions have been used to acquire Stock) will be distributed to the Participants with any interest, as applicable.”

16	Takeovers and other corporate events

The following paragraph is added to the end of rule 13.3 (Adjustment of Options):

“Adjustments may only be made if consistent with the applicable rules under Sections 423 and 424 of the Code.”

The following paragraph is added to the end of rule 13.4 (Option exchange):

“13.4.6	the new option will be compliant with the applicable requirements under Sections 423 and 424 of the Code.”

17	General

The following paragraph is added to the end of rule 15.12 (Administration):

“15.12.5
generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and other Participating Companies and to carry out the intent that the Sub-Plan (USA) be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.”

18	Changing the Plan

The following paragraphs are added to the end of rule 14.2.1:

“(v)	the maximum Contribution which may be made under the Sub-Plan (USA);

(vi)	the determination of the Option Price; and

(vii)	an increase in the amount of Stock available for issuance under the Sub-Plan (USA).”

The following paragraph is added to the end of rule 14.2.2:

“(v)	which are necessary or desirable in order to maintain the qualifying status under Section 423 of the Code or other tax legislation.”

Schedule 2

Sub-Plan (Canada)

Pursuant to rule 16 (Country-specific Sub-Plans) of the Plan, this Sub-Plan (Canada) shall vary the terms of the Plan in respect of Eligible Employees of a Participating Company located in Canada.

The provisions set out in this Sub-Plan (Canada) shall apply exclusively to this Sub-Plan (Canada) and any Options granted under it. In the event of any conflict between the provisions of the Plan and this Sub-Plan (Canada), the provisions of this Sub-Plan (Canada) shall take precedence.

1	Cash or net-settled Options

Rule 12.2.2 of the Plan is deleted with the result that the Committee may not determine that a Participant may receive any amount in cash equal to the value of the “gain” had the Option been exercised using the amount of Contributions as of the Exercise Date.

The remaining provisions of the Plan apply to Options granted under this Sub-Plan (Canada).